CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
FIRST INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.
Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons (capitalized terms used but not defined herein are as defined in the Plan):

a.	To provide for the automatic enrollment of members of certain EMD unions at 6% of Compensation rather than 3%, effective November 1, 2015.

b.	To provide for the preservation of a certain form of distribution that was available under the terms of the Arens 401(k) Plan prior to its merger into the Plan effective on or about August 31, 2015.

c.	To provide for the recoupment of overpayments made in error, effective January 1, 2015.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan:

1.	Effective November 1, 2015, the first sentence of Section 2.01(c) is amended in its entirety to read as follows:
Effective as of January 1, 2014, and notwithstanding the provisions of Section 2.01(a), but subject to Appendix A, each regular, full-time Employee, other than a member of a unit of Employees covered by a collective bargaining agreement, with the exception of (i) the collective bargaining agreement covering Employees of Williams Controls, Inc., (ii) effective as of December 31, 2014, the collective bargaining agreement covering Employees of the Engineered Pump Division of the Employer that had adopted the EMS Plan and (iii) effective as of November 1, 2015, the collective bargaining agreements between the Employer that had adopted the EMS Plan and (A) the International Brotherhood of Electrical Workers Local 1914 and (B) the Association of Westinghouse Salaried Employees, shall be eligible to become a Member as of any Enrollment Date following the date on which he became an Employee.

2.	Effective November 1, 2015, the first sentence of Section 2.01(e) is amended in its entirety to read as follows:
Effective as of July 1, 2015, and notwithstanding the provisions of Sections 2.01(a) and (c), but subject to Appendix A, each Employee, other than a member of a unit of Employees covered by a collective bargaining agreement, with the exception of (i) the collective bargaining agreement covering Employees of Williams Controls, Inc., (ii) the collective bargaining agreement covering Employees of the Engineered Pump Division of the Employer that had adopted the EMS Plan and (iii) the collective bargaining agreements between the Employer that had adopted the EMS Plan and (A) the International Brotherhood of Electrical Workers Local 1914 and (B) the Association of Westinghouse Salaried Employees, shall be eligible to become a Member as of any Enrollment Date following the date on which he became an Employee.

3.	Effective November 1, 2015, the second sentence of Section 3.03(a) is amended in its entirety to read as follows:
The amount of Automatic Deferred Cash Contributions made for a Covered Member each pay period is equal to 3% (6% in the case of a Covered Member described in Section 2.01(c)(iii) or 2.01(e)(iii)) multiplied by the Covered Member’s Compensation for that pay period.

4.	Effective August 31, 2015, Section 7.08 is amended by adding a new subsection (d) at the end thereof to read as follows:
A Member who participated in the Arens 401(k) Plan prior to its merger into the Plan on or about August 31, 2015 shall be permitted to elect a “qualified reservist distribution” as that term is defined under the Heroes Earnings Assistance and Relief Tax Act of 2008.

5.	Effective January 1, 2015, Section 13.11 is added to read as follows:
13.11    Trust Fund Applicable Only to Payment of Benefits
The Trust Fund will be used and applied only in accordance with the provisions of the Plan, to provide the benefits thereof, except as provided in Section 11.04 regarding payment of expenses, and no part of the corpus or income of the Trust Fund will be used for, or diverted to, purposes other than for the exclusive benefit of Members and other persons entitled to benefits under the Plan.  A Member or any other person shall have no right to any benefit, payment or other amount (including any additional amount or increase on account of a delay in distribution(s) or any other reason) from the Plan except as expressly provided by the Plan. A Member or any other person receiving any amount to which he was not entitled under the terms of the Plan shall be liable to the Plan for such amount and shall pay such amount to the Plan immediately upon becoming aware that he was not entitled to such amount.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2015.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: